Exhibit 5.1
January 11, 2011
Glu Mobile Inc.
45 Fremont Street, Suite 2800
San Francisco, California 94105
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-3 (File Number 333-170577) filed by Glu Mobile Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on November 12, 2010, as amended on November 18, 2010 and December 1, 2010 (the “Registration Statement”), as subsequently supplemented by the prospectus supplement applicable to the Offering (as defined below), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the proposed issuance and sale, from time to time, by the Company of securities publicly to purchasers within or outside of the United States, in an amount not to exceed an aggregate offering price of up to $30,000,000. The Company currently proposes to sell up to an aggregate of 7,317,074 shares (the “Takedown Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), under the Registration Statement (the “Offering”). The Takedown Shares will be sold to Roth Capital Partners, LLC, Craig-Hallum Capital Group LLC, Merriman Capital, Inc. and Northland Capital Markets (the “Underwriters”) pursuant to an underwriting agreement (the “Underwriting Agreement”), dated as of even date herewith, between the Company and the Underwriters.
     In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:
(1) the Company’s Third Restated Certificate of Incorporation, certified by the Delaware Secretary of State on March 26, 2007;
(2) the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on August 27, 2010;
(3) the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;
(4) the prospectus prepared in connection with the Registration Statement (the “Base Prospectus”), as supplemented by the prospectus supplement applicable to the Offering (together with the Base Prospectus, the “Prospectus”);
(5) the unanimous written consent of the Board of Directors (the “Board”), dated November 11, 2010, approving the filing of the Registration Statement, appointing a pricing committee of the Board (the “Pricing Committee”) and other related matters, the resolutions of the Board adopted at a meeting on January 7, 2011, amending the composition of the Pricing Committee, and the unanimous written consent of the Pricing Committee of the Board, dated on or about January 10, 2011, approving the sale of the Takedown Shares and related matters;
(6) a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the close of business on January 10, 2011 and a report from the Company, dated as of January 10, 2011, verifying the number of shares of the Company’s common stock subject to issued and outstanding options and of any other rights to purchase the Company’s capital stock;

Glu Mobile Inc.

January 11, 2011
(7) a Management Certificate addressed to us and dated as of even date herewith executed by the Company containing certain factual and other representations (the “Management Certificate”);
(8) the Current Report on Form 8-K with which this opinion is filed as an exhibit (the “Form 8-K”);
(9) the Underwriting Agreement; and
(10) the form of certificate representing shares of Common Stock.
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that the certificates representing the Takedown Shares, if and to the extent the Takedown Shares are issued in certificated form, have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Takedown Shares, there will not have occurred any change in the law or the facts affecting the validity of the Takedown Shares.
     We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (a) the existing federal laws of the United States of America, (b) the laws of the State of California, and (c) the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto as in effect on the date hereof.
     Based upon the foregoing, it is our opinion that the Takedown Shares, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
     In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.
     We consent to the use of this opinion as an exhibit to the Form 8-K and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Takedown Shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.
Very truly yours,
/s/ Fenwick & West LLP
FENWICK & WEST LLP